ARTICLES OF INCORPORATION

OF

ASIAN TRENDS MEDIA HOLDINGS, INC.

A Florida Corporation

ARTICLE I.

The name of the corporation shall be Asian Trends Media Holdings, Inc. and shall be governed by Title XXXVI Chapter 607 of the Florida Statutes.

ARTICLE II.

The nature of the business of the corporation shall be to engage in any lawful activity permitted by the laws of the State of Florida, and desirable to support the continued existence of the corporation.

ARTICLE III.

The total authorized capital stock of the corporation shall be Five Hundred Million (500,000,000) shares of $.001 par value common stock, all or any part of which capital stock may be paid for in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

There shall be one class of preferred blank check stock that may be issued by the corporation solely at the discretion of the Board of Directors.

ARTICLE IV.

The initial principal office of the corporation shall be: 6860 Gulfport Blvd. South, #163, St. Petersburg, FL 33707 located in Pinellas County, Florida. The corporation shall have the power to establish other offices both within and without the State of Florida.

ARTICLE V.

The corporation shall have perpetual existence.

ARTICLE VI.

The registered agent and the office of the resident agent shall be as follows:

Harrison Law, P.A.:  6860 Gulfport Blvd. South, #162, St. Petersburg, Florida 33707.

ARTICLE VII.

The governing board of this corporation shall be known as Directors, which shall consist of not less than one (1) Director and not more than fifteen (15) directors and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, provided that the number of directors shall not be reduced to less than one (1) Director. The election of directors shall be on an annual basis.  Each of the said Directors shall be of full and legal age.  A quorum for the transaction of business shall be a simple majority of the Directors so qualified and present at a meeting. Meetings of the Board of Directors may be held within or without the State of Florida and members of the Board of Directors need not be stockholders.

ARTICLE VIII.

The name and post office address of the initial Board of Directors of the corporation is:

Zeng, Zhi Jian: 6860 Gulfport Blvd South, #163, So. Pasadena, Florida 33707.

ARTICLE IX.

The names and post office addresses of the Officers, subject to this Charter and the By- Laws of the corporation and the laws of the State of Florida, shall hold office for the first year of business or until removal, resignation or an election is held by the Board of Directors for the election of the officers and or the successors have been duly elected and qualified are:

President: Zeng, Zhi Kian 6860 Gulfport Blvd. So., #163, South Pasadena, FL 33707.

ARTICLE X.

The name and post office address of the original incorporator of these Articles of Incorporation is:

Diane J. Harrison, Esq.: 6860 Gulfport Blvd. South, #162, So. Pasadena, Florida 33707.

ARTICLE XI.

The date when the corporate existence shall commence is the 20th day of December, 2007.

ARTICLE XII.

The corporation shall have the power to indemnify any officer, director, or former officer or director, to the fullest extent permitted by law.

ARTICLE XIII.

If all of the directors severally and collectively consent in writing to any action taken or to be taken by the Corporation, and the writings evidencing their consent are filed with the Secretary of the Corporation, the action shall be as valid as though it had been authorized at a meeting of the Board of Directors.

The undersigned, being the original incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Florida, and in pursuance of the general corporation law of the State of Florida, does make and file this certificate, hereby declaring and certifying the facts hereinabove stated are true, and accordingly has hereunto set her hand this 15th day of December, 2007.

I further declare under penalty of perjury under the laws of the State of Florida that the matters set forth in these Articles of Incorporation are true and correct to the best of my knowledge.

___________________

Diane J. Harrison, Esq.

WRITTEN ACCEPTANCE BY REGISTERED AGENT

I, Harrison Law, P.A., the undersigned, being the registered agent for ASIAN TRENDS MEDIA HOLDINGS, INC., do hereby state that I am familiar with and accept the duties and responsibilities as registered agent for the said corporation. I hereby declare and certify the facts hereinabove stated are true, and accordingly hereunto set my hand this 15th day of December, 2007.

______________________

Diane J. Harrison, Esq. for

HARRISON LAW, P.A.